METHODE ELECTRONICS, INC. REPORTS FISCAL 2013
THIRD-QUARTER YEAR-OVER-YEAR SALES GROWTH OF
9.8 PERCENT

Chicago, IL - February 28, 2013 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2013 third quarter and nine months ended January 26, 2013.

Third-Quarter Fiscal 2013
Methode's third-quarter Fiscal 2013 net sales increased $11.0 million, or 9.8 percent, to $123.0 million from $112.0 million in the same quarter of Fiscal 2012.

Net income increased $2.5 million to $3.3 million, or $0.09 per share, in the third quarter of Fiscal 2013 from $0.8 million, or $0.02 per share, in the same period of Fiscal 2012. Year over year, Fiscal 2013 third-quarter net income benefitted from:

•	lower costs related to third-party inspection, premium freight and over-time expenses of $1.2 million;

•	higher Other segment income as a result of increased torque-sensing product sales of $0.6 million;

•	lower stock award amortization of $0.4 million:

•	lower income tax expense of $0.3 million;

•	lower legal expenses of $0.3 million; and

•	higher sales.

Year over year, Fiscal 2013 third-quarter net income was negatively impacted by:

•	higher costs related to the design, development, engineering and launch of a large North American automotive program due to launch in the first quarter of Fiscal 2014 of $0.5 million;

•	costs related to the delayed launch of a laundry program of $0.3 million;

•	costs related to the newly acquired Hetronic business in Italy of $0.3 million; and

•	manufacturing inefficiencies due to lower sales and an unfavorable product mix within the Power Products segment.

Consolidated gross margins as a percentage of sales were 16.3 percent in the Fiscal 2013 third quarter compared to 17.2 percent in the same period of Fiscal 2012. The decrease was due primarily to increased design, development and engineering costs for a new automotive program launching in the first quarter of Fiscal 2014, increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, the delayed launch of a laundry program and costs related to the newly acquired Hetronic business in Italy in the Interconnect segment, as well as manufacturing inefficiencies due to lower sales and an unfavorable product mix in the Power Products segment, partially offset by higher sales, lower costs related to third-party inspection, premium freight and over-time expenses and lower material costs in the Other segment.

Selling and administrative expenses decreased $0.9 million, or 5.4 percent, to $15.9 million in the Fiscal 2013 third quarter compared to $16.8 million in the prior-year third quarter due primarily to lower legal expenses, as well as lower stock award amortization expense. Selling and administrative expenses as a

Methode Electronics, Inc. Reports Fiscal 2013 Third-Quarter and Year-to-Date Financial Results

percentage of net sales decreased to 12.9 percent for the Fiscal 2013 third quarter compared to 15.0 percent in the same period last year.

In the Fiscal 2013 third quarter, income tax expense decreased $0.3 million to $0.9 million compared to $1.2 million for the Fiscal 2012 period. For the Fiscal 2012 period, the income tax expense primarily relates to income taxes on foreign profits.

Third-Quarter Fiscal 2013 Segment Comparison
Comparing the Automotive segment's third quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 12.7 percent attributable to

◦	a 19.6 percent sales improvement in North America due to higher sales for the Ford center console program and transmission lead-frame assembly; and

◦	a 22.3 percent sales increase in Europe primarily due to new product launches; partially offset by

◦	a 6.4 percent sales decrease in Asia due to the planned partial transfer of transmission lead-frame assembly products to the Company's Mexico facility.

•
Gross margins as a percentage of sales increased to 12.5 percent from 12.4 percent due to lower costs related to third-party inspection costs, premium freight and over-time expenses, partially offset by increased design, development and engineering costs for a North American automotive program launching in the first quarter of Fiscal 2014 and the increased sales of automotive product that has higher prime cost due to the current high purchased content.

•
Income from operations improved to $3.3 million from $1.2 million due to higher sales, lower costs related to third-party inspection costs, premium freight and over-time expenses, lower legal, salary, severance and bad debt expense, partially offset by higher design, development and engineering costs.

Comparing the Interconnect segment's third quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales improved 7.8 percent attributable to

◦	a 12.9 percent sales improvement in North America due to higher appliance and data solutions sales; partially offset by

◦	flat sales in Asia; and

◦	an 8.3 percent sales decrease in Europe due primarily to lower radio remote control and sensor sales.

•
Gross margins as a percentage of sales decreased to 25.0 percent from 28.0 percent due primarily to costs related to the delayed launch of a laundry program, as well as costs related to the newly acquired business in Italy and new product development in North America.

•
Income from operations declined to $3.7 million from $4.1 million due to costs related to a delayed laundry program launch and to the newly acquired business in Italy, partially offset by improved sales.

Comparing the Power Products segment's third quarter of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales declined 1.5 percent attributable to

◦	flat sales in North America driven by higher busbar and cabling product sales offset by lower heat sink product sales;

◦	flat sales in Europe; and

◦	a 5.1 percent sales decrease in Asia due to lower busbar demand.

•	Gross margins as a percentage of sales declined to 16.4 percent from 16.9 percent due to manufacturing inefficiencies because of lower sales volumes in Asia, as well as an unfavorable sales mix.

•	Income from operations decreased to $0.5 million from $0.7 million due to lower sales,

Methode Electronics, Inc. Reports Fiscal 2013 Third-Quarter and Year-to-Date Financial Results

manufacturing inefficiencies, unfavorable product mix and higher selling and administrative expenses in Europe.

Nine-Month Period Fiscal 2013
Methode's nine-month Fiscal 2013 net sales increased $32.8 million, or 9.7 percent, to $371.5 million from $338.7 million in the same period of Fiscal 2012.

In September 2012, the Company and various Delphi parties agreed to settle all Delphi related litigation matters. In addition to resolving all claims between the parties, the Company assigned certain patents to Delphi and entered into a non-compete with respect to the related technology. In exchange, the Company received a payment of $20.0 million, half of which was paid in October 2012 and half of which was paid in January 2013. The Company recorded the entire gain in the second quarter of Fiscal 2013, in the income from settlement section of its consolidated statement of operations for the nine months ended January 26, 2013.

Net income increased $28.0 million to $30.6 million, or $0.81 per share, in the nine months of Fiscal 2013 compared to $2.6 million, or $0.07 per share, in the same period of Fiscal 2012. Year over year, Fiscal 2013 nine-month net income benefitted from:

•	the gain recorded in connection with the legal settlement (as discussed above) of $20.0 million;

•	higher Other segment income primarily as a result of increased torque-sensing product sales of $3.3 million;

•	lower selling and administrative expenses related to compensation, travel, advertising and marketing, and professional fees of $3.0 million;

•	lower costs related to third-party inspection costs, premium freight and over-time expenses of $1.8 million;

•	commodity pricing adjustments in the Automotive segment of $1.4 million;

•	lower legal expenses of $1.3 million;

•	the one-time reversal of accruals related to a customer bankruptcy of $1.1 million;

•	lower currency exchange losses of $0.6 million;

•	lower stock-based compensation costs of $0.6 million; and

•	higher sales.

Year over year, Fiscal 2013 nine-month net income was negatively affected by:

•	higher costs related to the design, development, engineering and launch of a large North American automotive program due to launch in the first quarter of Fiscal 2014 of $2.3 million;

•	higher income tax expense of $1.1 million;

•	costs related to the delayed launch of a laundry program of $0.6 million;

•	the lack of a gain on the acquisition of AMD in Fiscal 2012 of $0.3 million;

•	costs related to the newly acquired Hetronic business in Italy of $0.3 million; and

•	manufacturing inefficiencies, lower sales and an unfavorable product mix within the Power segment.

Excluding the impact of the pre-tax gain of $20.0 million, recorded in connection with the legal settlement and its effect on income tax expense, Methode's Fiscal 2013 nine-month net income is $11.4 million, or $0.30 per share.

Consolidated gross margins as a percentage of sales were 17.2 percent in the Fiscal 2013 nine-month period compared to 17.7 percent in the same period of Fiscal 2012. The decrease was due primarily to higher design, development and engineering costs for a new automotive program launching in the first quarter of Fiscal 2014, increased sales of automotive product that has higher prime cost due to the current

Methode Electronics, Inc. Reports Fiscal 2013 Third-Quarter and Year-to-Date Financial Results

high percentage of purchased content, as well as manufacturing inefficiencies due to launch delays in Interconnect and lower Power Products sales, partially offset by a favorable commodity pricing adjustment in the Automotive segment and higher sales in the Other segment.

Selling and administrative expenses decreased $5.4 million, or 10.1 percent, to $48.3 million in the Fiscal 2013 nine-month period compared to $53.7 million in the prior-year period due primarily to the reversal of customer bankruptcy accruals, lower legal expenses, as well as lower salary, stock-based compensation, severance, travel and professional fees.

In the Fiscal 2013 nine-month period, income tax expense increased $1.1 million to $4.5 million compared to $3.4 million for the Fiscal 2012 period. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits of $3.3 million and foreign dividend tax of $0.9 million, partially offset by a tax benefit of $1.1 million at the Company's Malta facility.

Nine-Month Fiscal 2013 Segment Comparison
Comparing the Automotive segment's first nine months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 15.0 percent attributable to

◦	a 63.0 percent sales improvement in North America due primarily to higher sales for the Ford center console program and transmission lead frame assembly and to sales from the AMD acquisition; and

◦	a 10.6 percent sales increase in Europe primarily due to new product launches and favorable pricing adjustments for commodity cost increases; partially offset by

◦	a 12.7 percent sales decrease in Asia due to the planned partial transfer of transmission lead frame assembly products to the Company's Mexico facility.

•
Gross margins as a percentage of sales decreased to 13.6 percent from 14.2 percent due to increased design, development and engineering costs for a North American automotive program launching in the first quarter of Fiscal 2014, as well as the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by lower third-party inspection costs, premium freight and over-time expenses and commodity pricing adjustments.

•
Income from operations improved to $32.4 million from $6.7 million due to the litigation settlement, increased sales, favorable commodity pricing adjustments, lower third-party inspection costs, premium freight and over-time expenses and lower legal and other selling and administrative expenses, partially offset by higher design, development and engineering costs and higher prime costs.

Comparing the Interconnect segment's first nine months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales increased 3.6 percent attributable to

◦	higher North American sales of 12.2 percent due to improved appliance and data solutions sales; partially offset by

◦	lower European sales of 12.0 percent due to lower safety radio remote control device and sensor sales; and

◦	lower Asian sales of 15.7 percent primarily due to lower legacy products sales from the planned exit of a product line and lower safety radio remote control device sales.

•	Gross margins as a percentage of sales declined to 26.6 percent from 27.4 percent due primarily to costs related to the delayed launch of a laundry program.

•
Income from operations increased to $12.7 million from $12.1 million primarily due to higher sales and lower selling and administrative expenses, partially offset by costs related to the delayed launch of a laundry program.

Methode Electronics, Inc. Reports Fiscal 2013 Third-Quarter and Year-to-Date Financial Results

Comparing the Power Products segment's first nine months of Fiscal 2013 to the same period of Fiscal 2012,

•	Net sales declined 5.6 percent driven by

◦	a 4.6 percent sales decrease in North America due to lower busbar and heat sink demand, partially offset by higher demand for flexible cabling products;

◦	a 8.6 percent sales decrease in Asia due to lower busbar demand; and

◦	flat sales in Europe.

•	Gross margins as a percentage of sales declined to 15.0 percent from 17.7 percent due primarily to manufacturing inefficiencies due to lower sales and an unfavorable product mix.

•
Income from operations decreased to $0.6 million from $1.8 million due to manufacturing inefficiencies due to lower sales in North America, an unfavorable product mix and higher selling and administrative expenses in Europe.

General Motors Center Console Program
The General Motors center console program, awarded in November 2011, with average annual revenue of $216 million at full launch in Fiscal 2016, was originally scheduled to launch in April 2013. Due to a delay by General Motors, the truck portion of the program is now expected to launch one month later, in May 2013, and the SUV portion of the program is expected to launch in late January 2014.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Third-quarter Fiscal 2013 sales came in higher than we expected due mainly to strong sales for the Ford center console and transmission lead frame assembly products, as well as new product launches in our European Automotive operations, partially offset by weaker demand in our European industrial operations. Year to date, lower industrial sales, which is typically a higher margin business line, coupled with notably higher design, development and engineering costs for the General Motors center console program compared to last year, contributed to lower year-over-year consolidated gross margins.”

Mr. Duda concluded, “Although the launch of the General Motors center console program has been essentially moved to the first quarter of our Fiscal 2014, the last three phases of the laundry program have launched in the fourth quarter of this fiscal year. As such, we anticipate fourth-quarter sales and earnings will be the strongest of Fiscal 2013.”

Guidance
Methode anticipates sequentially higher sales and earnings in its Fiscal 2013 fourth quarter compared to the Fiscal 2013 third quarter due to the launch of the last three phases of the laundry program, offset by the delay of the launch of the General Motors center console program to the first quarter of Fiscal 2014 and weakening economic conditions in Europe. For Fiscal 2013, the Company anticipates sales at the high end of the guidance range of $470 million to $500 million. However, because of lower-than-anticipated sales in the second half of the year at the Company's higher margin businesses, for Fiscal 2013, the Company confirms earnings per share at the low end of the guidance range of $0.45 to $0.60 (exclusive of income from the legal settlement discussed above).

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed

Methode Electronics, Inc. Reports Fiscal 2013 Third-Quarter and Year-to-Date Financial Results

through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through March 7 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 409447. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) the ability to successfully launch a significant number of programs; (5) ability to compete effectively; (6) customary risks related to conducting global operations; (7) dependence on the availability and price of raw materials; (8) dependence on our supply chain; (9) ability to keep pace with rapid technological changes; (10) ability to improve gross margin due to a variety of factors, (11) ability to avoid design or manufacturing defects; (12) ability to protect our intellectual property; (13) ability to withstand price pressure; (14) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (15) location of a significant amount of cash outside of the U.S.; (16) currency fluctuations; (17) ability to successfully benefit from acquisitions and divestitures; (18) ability to withstand business interruptions; (19) income tax rate fluctuations; (20) ability to implement and profit from newly acquired technology; and (21) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012

Net sales	$122,982	$112,000	$371,478	$338,694

Cost of products sold	102,949	92,746	307,686	278,540

Gross margins	20,033	19,254	63,792	60,154

Selling and administrative expenses	15,776	16,838	48,250	53,679
Income from settlement	—		(20,000)	—

Income from operations	4,257	2,416	35,542	6,475

Interest (income)/expense	20	(164)	27	(160)
Other expense, net	114	615	609	767

Income before income taxes	4,123	1,965	34,906	5,868

Income tax expense	855	1,180	4,519	3,423

Net income	3,268	785	30,387	2,445

Less: Net loss attributable to noncontrolling interest	(57)	(24)	(189)	(170)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$3,325	$809	$30,576	$2,615

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.09	$0.02	$0.82	$0.07
Diluted	$0.09	$0.02	$0.81	$0.07
Cash dividends:
Common stock	$0.07	$0.07	$0.21	$0.21
Weighted average number of Common Shares outstanding:
Basic	37,413,490	37,309,890	37,406,270	37,299,029
Diluted	37,995,292	37,540,222	37,937,894	37,522,475

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	As of	As of
	January 26, 2013	April 28, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$73,375	$86,797
Accounts receivable, net	94,420	98,359
Inventories:
Finished products	8,849	7,001
Work in process	17,663	14,235
Materials	27,270	22,325
	53,782	43,561
Deferred income taxes	3,571	3,529
Prepaid and refundable income taxes	439	1,015
Prepaid expenses and other current assets	7,872	7,172
TOTAL CURRENT ASSETS	233,459	240,433
PROPERTY, PLANT AND EQUIPMENT	293,562	277,451
Less allowances for depreciation	200,182	200,299
	93,380	77,152
GOODWILL	17,257	16,422
INTANGIBLE ASSETS, net	17,046	16,620
PRE-PRODUCTION COSTS	12,784	16,215
OTHER ASSETS	37,158	36,806
	84,245	86,063
TOTAL ASSETS	$411,084	$403,648
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$46,472	$54,775
Other current liabilities	32,447	37,102
TOTAL CURRENT LIABILITIES	78,919	91,877
LONG-TERM DEBT	40,000	48,000
OTHER LIABILITIES	3,375	3,413
DEFERRED COMPENSATION	5,557	4,801
NON-CONTROLLING INTEREST	106	333
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,402,678 and 38,375,678 shares issued as of January 26, 2013 and April 28, 2012, respectively	19,201	19,188
Additional paid-in capital	80,111	77,652
Accumulated other comprehensive income	18,173	15,573
Treasury stock, 1,342,188 shares as of January 26, 2013 and April 28, 2012	(11,377)	(11,377)
Retained earnings	176,804	154,008
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	282,912	255,044
Noncontrolling interest	215	180
TOTAL EQUITY	283,127	255,224
TOTAL LIABILITIES AND EQUITY	$411,084	$403,648

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in thousands)

	Nine Months Ended
	January 26, 2013	January 28, 2012
OPERATING ACTIVITIES
Net income	$30,387	$2,445
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Provision for depreciation	11,622	10,558
Amortization of intangibles	1,278	1,367
Amortization of stock awards and stock options	2,472	3,113
Changes in operating assets and liabilities	(12,828)	(5,897)
Other	(30)	362
NET CASH PROVIDED BY OPERATING ACTIVITIES	32,901	11,948

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(30,013)	(16,608)
Acquisition of businesses	(1,434)	(6,349)
NET CASH USED IN INVESTING ACTIVITIES	(31,447)	(22,957)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	198
Cash dividends	(7,781)	(7,772)
Proceeds from borrowings	28,500	39,500
Repayment of borrowings	(36,500)	—
NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	(15,781)	31,926

Effect of foreign currency exchange rate changes on cash	905	(1,551)

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(13,422)	19,366
Cash and cash equivalents at beginning of period	86,797	57,445
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$73,375	$76,811